January 2024

Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 31, 2024 / Registration Statement No. 333-269296
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.
$1,574,000 Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025

Principal at Risk Securities

The Lookback Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (August 5, 2025) is based on the performance of the S&P 500® Index as measured from the initial index value, which will be the lowest index closing value during the initial observation period (each scheduled index business day from and including the pricing date (January 31, 2024) to and including February 29, 2024, subject to adjustment), to the final index value (the index closing value on the valuation date, July 31, 2025).

If the final index value is greater than the initial index value, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $1,154 per PLUS. If the final index value is less than the initial index value, you will lose a portion of your investment.

On the stated maturity date, for each $1,000 principal amount of your PLUS, you will receive an amount in cash equal to:

• if the final index value is greater than the initial index value, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.00 times (c) the index percent increase, subject to the maximum payment at maturity; or

• if the final index value is equal to or less than the initial index value, the product of (i) $1,000 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The PLUS are for investors willing to forgo interest payments and risk losing their entire investment in exchange for the use of an initial observation period in determining the initial index value and the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity.

The initial index value will be the lowest index closing value during the initial observation period. If the calculation agent determines that a market disruption event occurs on any scheduled index business day during the initial observation period or such day is not an index business day, the index closing value on such day will not be included in the calculation of the initial index value.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $970 per $1,000 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	February 5, 2024	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.50% ($39,350.00 in total)*	Net proceeds to the issuer:	97.50% ($1,534,650.00 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each PLUS it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each PLUS as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 12,991 dated January 31, 2024

The issue price, underwriting discount and net proceeds listed above relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $970 per $1,000 principal amount, which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $30 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through October 29, 2024, as described below). On and after October 30, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models.

With respect to the $30 initial additional amount:

• $5 will decline to zero on a straight-line basis from the time of pricing through October 29, 2024; and

• $25 will decline to zero on a straight-line basis from February 29, 2024 through March 13, 2024.

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 38 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

January 2024

January 2024

Registration Statement No. 333-269296
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.
$1,574,000 Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025

Principal at Risk Securities

The Lookback Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (August 5, 2025) is based on the performance of the S&P 500® Index as measured from the initial index value, which will be the lowest index closing value during the initial observation period (each scheduled index business day from and including the pricing date (January 31, 2024) to and including February 29, 2024, subject to adjustment), to the final index value (the index closing value on the valuation date, July 31, 2025).

If the final index value is greater than the initial index value, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $1,154 per PLUS. If the final index value is less than the initial index value, you will lose a portion of your investment.

On the stated maturity date, for each $1,000 principal amount of your PLUS, you will receive an amount in cash equal to:

• if the final index value is greater than the initial index value, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.00 times (c) the index percent increase, subject to the maximum payment at maturity; or

• if the final index value is equal to or less than the initial index value, the product of (i) $1,000 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The PLUS are for investors willing to forgo interest payments and risk losing their entire investment in exchange for the use of an initial observation period in determining the initial index value and the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity.

The initial index value will be the lowest index closing value during the initial observation period. If the calculation agent determines that a market disruption event occurs on any scheduled index business day during the initial observation period or such day is not an index business day, the index closing value on such day will not be included in the calculation of the initial index value.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$1,574,000
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	January 31, 2024
Original issue date:	February 5, 2024
Valuation date:	July 31, 2025, subject to postponement for non-index business days and market disruption events
Stated maturity date:	August 5, 2025, subject to postponement
Stated principal amount/Original issue price:	$1,000 per PLUS / 100% of the principal amount
Estimated value:	approximately $970 per PLUS
Payment at maturity:

If the final index value is greater than the initial index value,

$1,000 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to or less than the initial index value,

$1,000 × index performance factor

This amount will be equal to or less than the stated principal amount of $1,000 and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	200%
Maximum payment at maturity:	$1,154 per PLUS (115.40% of the stated principal amount)
Minimum payment at maturity:	None

January 2024

Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:

The lowest index closing value during the initial observation period, subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” on page S-27 of the accompanying general terms supplement no. 8,999. In no event will the initial index value be greater than 4,845.65, which is the index closing value on the pricing date. After the end of the initial observation period, the initial index value will be published on our webpage at goldmansachs.com/what-we-do/FICC-and-equities/business-groups/sts-folder/gs-us-initial-index.html (or any successor or replacement web page) (this website URL is an inactive textual reference only).

Initial observation period:

Each scheduled index business day during the approximately six-week period from and including the pricing date to and including February 29, 2024. If the calculation agent determines that a market disruption event (as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Market Disruption Event” on page S-39 of the accompanying general terms supplement no. 8,999, provided that, for purposes of the initial observation period only, the reference to “unwind” in the first paragraph of that section shall be deemed to be “unwind or establish”) occurs on any scheduled index business day during the initial observation period or such day is not an index business day, the index closing value on such day will not be included in the calculation of the initial index value

Final index value:	The index closing value on the valuation date
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	40057XWQ4 / US40057XWQ41
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, references to the “accompanying underlier supplement no. 38” mean the accompanying underlier supplement no. 38 dated December 21, 2023 and references to the “accompanying general terms supplement no. 8,999” mean the accompanying general terms supplement no. 8,999, dated February 13, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Lookback Performance Leveraged Upside Securities

The Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 (the “PLUS”) can be used:

• As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index, subject to the maximum payment at maturity.

• To potentially outperform the underlying index with respect to moderate increases in the underlying index from the initial index value, which is the lowest index closing value during the initial observation period, to the final index value.

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your PLUS.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index from the initial index value, which is the lowest closing value during the initial observation period, to the final index value.

Maturity:	Approximately 1 year and 6 months
Payment at maturity:

• If the final index value is greater than the initial index value, $1,000 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

• If the final index value is equal to or less than the initial index value, $1,000 × index performance factor. This amount will be equal to or less than the stated principal amount of $1,000 and could be zero.

Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)
Index percent increase:	(final index value – initial index value)/ initial index value
Index performance factor:	final index value / initial index value

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Maximum payment at maturity:	$1,154 per PLUS (115.40% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Limited lookback feature:	The initial index value will be the lowest index closing value during the approximately six-week initial observation period.
Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the S&P 500® Index. In exchange for enhanced performance of 200.00% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $1,154 per PLUS. The payment at maturity on the PLUS is based on whether the final index value is greater than, equal to or less than the initial index value, which will be the lowest index closing value during the initial observation period. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $1,154 per PLUS. However, if the underlying index has depreciated in value, investors will lose 1.00% for every 1.00% decline in the index value to the valuation date of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS and investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance Up to a Cap

The PLUS offers investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index, within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS.

Initial Observation Period

The payment at maturity on the PLUS is based on whether the final index value is greater than, equal to or less than the initial index value, which will be the lowest index closing value during the initial observation period. If, during the initial observation period (each scheduled index business day during the approximately six-week period from and including the pricing date to and including February 29, 2024), the index closing value declines from the index closing value on the pricing date the payment at maturity will be determined by reference to an initial index value equal to such lowest index closing value during the initial observation period.

Upside Scenario

The underlying index increases in value from the initial index value set at the end of the initial observation period. In this case, you receive a full return of principal as well as 200% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $1,154 per PLUS (115.4% of the stated principal amount). For example, if the final index value is 2.00% greater than the initial index value, the PLUS will provide a total return of 4.00% at maturity.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Par Scenario	The final index value is equal to the initial index value set at the end of the initial observation period. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The underlying index declines in value from the initial index value set at the end of the initial observation period. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the PLUS. For example, if the final index value is 30.00% less than the initial index value, the PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $700 per PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,154 per PLUS (115.4% of the stated principal amount)
Minimum payment at maturity:	None

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS Payoff Diagram

Security Performance
Underlying Index Performance
Hypothetical Payment at Maturity (as % of Stated Principal Amount)
200
175
150
125
100
75
50
25
0
Maximum Payment at
Maturity as % of Stated
principal amount
115.4%
Leveraged Performance
107.7%
0
50
100
150
200
Hypothetical Final Index Value (as % of Initial Index Value)

How it works

Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final index value of 107.70% of the initial index value.

▪	If the underlying index appreciates 2.00%, the investor would receive a 4.00% return, or $1,040 per PLUS.
▪	If the underlying index appreciates 20.00%, the investor would receive only the maximum payment at maturity of $1,154 per PLUS, or 115.4% of the stated principal amount.
Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $1,000 stated principal amount per PLUS.

Downside Scenario. If the final index value is less than the initial index value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If the underlying index depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $700 per PLUS at maturity, or 70.00% of the stated principal amount.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the initial index value is determined

▪

Appreciation in value during the initial observation period. If, for example, the underlying index appreciates in value during the initial observation period so that the index closing value on each scheduled index business day during the initial observation period is greater than the index closing value on the pricing date, the initial index value set at the end of the initial observation period will be the index closing value on the pricing date, regardless of any appreciation in the value of the underlying index during the initial observation period.

▪

Depreciation in value during the initial observation period. If, for example, the underlying index depreciates in value during the initial observation period and its lowest index closing value during such period is 75.00% of the index closing value on the pricing date, the initial index value set at the end of the initial observation period will be equal to 75.00% of the index closing value on the pricing date.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the PLUS, including the index closing values during the initial observation period and the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Leverage factor	200.00%
Maximum payment at maturity	$1,154 per PLUS
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index or during the initial observation period

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index value that will serve as the baseline for determining the amount that we will pay on your PLUS, if any, at maturity. We will not do so until the end of the initial observation period. As a result, the actual initial index value may differ substantially from the index closing values prior to the pricing date and the actual index closing value on the pricing date.

For these reasons, the actual performance of the underlying index over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	115.400%
125.000%	115.400%
115.000%	115.400%
107.700%	115.400%
106.000%	112.000%
104.000%	108.000%
100.000%	100.000%
75.000%	75.000%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be 25.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the PLUS. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 115.400% of each $1,000 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final index value over 107.70% of the initial index value.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the PLUS do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We cannot predict the actual final index value or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual initial index value, which we will set at the end of the initial observation period, and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 38 and the accompanying general terms supplement no. 8,999. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the PLUS

You can lose your entire investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial index value set at the end of the initial observation period to the index closing value on the valuation date. If the final index value is less than the initial index value, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the index value over the term of the PLUS. Thus, you may lose your entire investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying index, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Return on Your PLUS Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your PLUS will be limited because of the maximum payment at maturity of $1,154 per PLUS (115.40% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the underlying index may rise over the life of your PLUS. Although the leverage factor provides 200.00% exposure to any increase in the final index

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

value over the initial index value, because the payment at maturity will be limited to 115.40% of the stated principal amount per PLUS, any increase in the final index value over the initial index value by more than 7.70% of the initial index value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying index.

The Initial Index Value Will Not Be Determined Until the End of the Initial Observation Period

Because the initial index value will be the lowest index closing value during the initial observation period, the initial index value will not be determined until the end of the initial observation period. The initial observation period is each scheduled index business day during the approximately six-week period from and including the pricing date to and including February 29, 2024. Accordingly, you will not know the initial index value for a significant period of time after the pricing date.

There can be no assurance that, during the initial observation period, the index closing value will decline below the index closing value on the pricing date. Furthermore, even if during the initial observation period the index closing value declines below the closing value on the pricing date, there can be no assurance that the final index value will be greater than the initial index value so that you earn a positive return on the PLUS at maturity. In addition, if the calculation agent determines that a market disruption event occurs on any scheduled index business day during the initial observation period or such day is not an index business day, the index closing value on such day will not be included in the calculation of the initial index value.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “— Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates),

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

volatility, price-sensitivity analysis and the time to maturity of the PLUS. The particular features of the PLUS, including but not limited to the mechanism of setting the initial index value, which will be the lowest index closing value during the initial observation period (each scheduled index business day from and including the pricing date to and including February 29, 2024), will reduce the estimated value of the PLUS as compared to other investments without such features. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Final Index Value Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

• the value of the underlying index;

• the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;

• the dividend rates of the underlying index stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

• interest rates and yield rates in the market;

• the time remaining until your PLUS mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

any other rights of a holder of the underlying index stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your PLUS

As calculation agent for your PLUS, GS&Co. will have discretion in making certain determinations that affect your PLUS, including determining: the initial index value at the end of the initial observation period and the final index value on the valuation date, which we will use to determine the amount we must pay on the stated maturity date; market disruption events; non-index business days; the valuation date; the stated maturity date; the default amount and any amount payable on your PLUS. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying index. See “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” on page S-24 of the accompanying general terms supplement no. 8,999. The exercise of this discretion by GS&Co. could adversely affect the value of your PLUS and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your PLUS.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs has hedged or expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Risks Related to the Underlying Index

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 8,999.

Risks Related to Tax

The Tax Consequences of an Investment in Your PLUS Are Uncertain

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences– United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating your PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your PLUS in your particular circumstances.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers - S&P 500® Index” on page S-116 of the accompanying underlier supplement no. 38.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such PLUS.

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered PLUS, you should consult publicly available information to determine the relevant index closing index between the date of this pricing supplement and the date of your purchase of the offered PLUS and, given the recent volatility described above, you should pay particular attention to the recent levels of the underlying index. The actual performance of the underlying index over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2019, 2020, 2021, 2022 and 2023 and the first calendar quarter of 2024 (through January 31, 2024). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.
Historical Quarterly High, Low and Period End Index Closing Values of the Underlying Index

	High	Low	Period End
2019
Quarter ended March 31	2,854.88	2,447.89	2,834.40
Quarter ended June 30	2,954.18	2,744.45	2,941.76
Quarter ended September 30	3,025.86	2,840.60	2,976.74
Quarter ended December 31	3,240.02	2,887.61	3,230.78
2020
Quarter ended March 31	3,386.15	2,237.40	2,584.59
Quarter ended June 30	3,232.39	2,470.50	3,100.29
Quarter ended September 30	3,580.84	3,115.86	3,363.00
Quarter ended December 31	3,756.07	3,269.96	3,756.07
2021
Quarter ended March 31	3,974.54	3,700.65	3,972.89
Quarter ended June 30	4,297.50	4,019.87	4,297.50
Quarter ended September 30	4,536.95	4,258.49	4,307.54
Quarter ended December 31	4,793.06	4,300.46	4,766.18
2022
Quarter ended March 31	4,796.56	4,170.70	4,530.41
Quarter ended June 30	4,582.64	3,666.77	3,785.38
Quarter ended September 30	4,305.20	3,585.62	3,585.62
Quarter ended December 31	4,080.11	3,577.03	3,839.50
2023
Quarter ended March 31	4,179.76	3,808.10	4,109.31
Quarter ended June 30	4,450.38	4,055.99	4,450.38
Quarter ended September 30	4,588.96	4,273.53	4,288.05
Quarter ended December 31	4,783.35	4,117.37	4,769.83
2024
Quarter ending March 31 (through January 31, 2024)	4,927.93	4,688.68	4,845.65

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The graph below shows the daily historical index closing values from January 1, 2019 through January 31, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

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Closing Level
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Jan-2024

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of each PLUS for U.S. federal income tax purposes that will be required under the terms of each PLUS, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

• a dealer in securities or currencies;

• a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

• a bank;

• a life insurance company;

• a regulated investment company;

• an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

• a tax exempt organization;

• a partnership;

• a person that owns a PLUS as a hedge or that is hedged against interest rate risks;

• a person that owns a PLUS as part of a straddle or conversion transaction for tax purposes; or

• a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your PLUS is uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the PLUS, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Holders

This section applies to you only if you are a United States holder that holds your PLUS as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a PLUS and you are:

• a citizen or resident of the United States;

• a domestic corporation;

• an estate whose income is subject to U.S. federal income tax regardless of its source; or

• a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your PLUS for all tax purposes as pre-paid derivative contracts in respect of the underlying index. Except as otherwise stated below, the discussion herein assumes that your PLUS will be so treated.

Upon the sale, exchange or maturity of your PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your PLUS. Your tax basis in the PLUS will generally be equal to the amount that you paid for the PLUS. If you hold your PLUS for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your PLUS for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the PLUS is uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your PLUS should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your PLUS as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the PLUS and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your PLUS – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your PLUS prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your PLUS would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your PLUS, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases a PLUS at a price other than the adjusted issue price as determined for tax purposes.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

It is also possible that your PLUS could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your PLUS in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered PLUS, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating each PLUS for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect a PLUS issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your PLUS.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your PLUS and, notwithstanding that we do not intend to treat each PLUS as debt for tax purposes, we intend to backup withhold on such payments with respect to your PLUS unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your PLUS.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of a PLUS and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a PLUS.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your PLUS at maturity and, notwithstanding that we do not intend to treat each PLUS as debt for tax purposes, we intend to backup withhold on such payments with respect to your PLUS unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your PLUS should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your PLUS at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization of each PLUS by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of a PLUS should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to your PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules. In certain limited circumstances,

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to the FATCA withholding rules.

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-14 of the accompanying general terms supplement no. 8,999. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 8,999.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination Date” on page S-17 of the accompanying general terms supplement no. 8,999
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 8,999
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-37 of the accompanying general terms supplement no. 8,999
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-37 of the accompanying general terms supplement no. 8,999
Index business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-37 of the accompanying general terms supplement no. 8,999
Scheduled index business day	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-37 of the accompanying general terms supplement no. 8,999
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-43 of the accompanying general terms supplement no. 8,999
ERISA:	As described under “Employee Retirement Income Security Act” on page S-50 of the accompanying general terms supplement no. 8,999
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00, or 2.50% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. The costs included in the original issue price of the PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the PLUS against payment therefor in New York, New York on February 5, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price,” “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 38 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

Validity of the PLUS and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., such PLUS have been authenticated by the trustee pursuant to the indenture, and such PLUS have been delivered against payment as contemplated herein, (a) such PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such PLUS will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of

January 2024

GS Finance Corp. Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

January 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 38, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 38, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 38, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$1,574,000

GS Finance Corp.

Lookback PLUS Based on the Value of the S&P 500® Index due August 5, 2025

Principal at Risk Securities

Goldman Sachs & Co. LLC